Exhibit 10

STRUCTURAL DYNAMICS RESEARCH CORPORATION

2001 LONG-TERM PERFORMANCE PLAN

1.  Purpose. The purpose of this 2001 Long-Term Performance Plan (the "Plan") is to assist Structural Dynamics Research Corporation and any subsidiary or affiliated company (together, the "Company") in attracting, retaining, motivating and rewarding employees who occupy key positions and whose performance can impact the Company's long-term success by providing competitive compensation opportunities that reward outstanding performance.

2.  Definitions. In addition to the terms defined in Section 1 hereof, the following terms used in the Plan shall have the meanings set forth below:

(a)  "Award Agreement" means the agreement containing the amount of a Participant's Target Award (as defined below) and other terms and conditions relating to such Award.

(b)  "Beneficiary" means any person (which may include trusts and is not limited to one person) who has been designated by the Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan in the event of the Participant's death. If no Beneficiary has been designated who survives the Participant's death, then Beneficiary means any person(s) entitled by will or the laws of descent and distribution to receive such benefits.

(c)  "Board" means the Structural Dynamics Research Corporation board of directors.

(d)  "Cause" means any of the following (unless otherwise provided in the Award Agreement) (i) a Participant's willful failure to substantially perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness); (ii) gross negligence or gross malfeasance in the performance of the Participant's duties; (iii) Participant's conviction, or plea of nolo contendre to, any felony, or (iv) Participant engages in any misconduct which is injurious to the Company's (or any subsidiary or affiliate) business or reputation.

(e)  "Change of Control" shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (x) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company's common shares immediately prior to such consolidation or merger, or (y) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the surviving or resulting corporation's outstanding common shares, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company shall be consummated, or (iii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iv) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of rule 13d-3 under the Exchange Act) of 20% or more of the company's outstanding common shares, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(f)  "Change in Control Price" means the price per share for the Company's stock received in any transaction which qualifies as a Change in Control.

(g)  "Code" means the Internal revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions.

(h)  "Committee" means the Compensation Committee of the Company's Board (or any subcommittee thereof), whose members shall at all times conform with the requirements set forth in Section 3(a) of this Plan.

(i)  "Disability" means a Participant's inability, due to physical or mental incapacity that has continued for no less than 180 days during any 12-month period, (or such shorter time as determined by the Committee in appropriate circumstances) to perform for the Company substantially the same duties and responsibilities as Participant performed prior to incurring such incapacity or disability.

(j)  "Participant" means an eligible employee, who has been designated by the Committee to receive an Award for a specified Performance Period, which Award has not yet been settled.

(k)  "Performance-Based Compensation" means any incentive Award under the Plan that is intended to constitute "performance-based compensation" within the meaning of Section 162(m) of the Code and Treasury Regulations promulgated thereunder.

(l)  "Performance Multiplier" means the factor by which Participant's Target Award is multiplied to determine the Award to be received by each Participant. Such factor will be set forth in the Award Agreement subject to the maximum amount permitted in accordance with Section 5(a) of this Plan.

(m)  "Performance Objectives" (1) may be expressed in terms of (i) total shareholder return, (ii) earnings per share, (iii) Share Price, (iv) pre-tax profits, (v) after tax profits, (vi) operating profits, (vii) sales or expenses, (viii) net earnings, (ix) return on equity or assets, (x) revenues, (xi) EBITDA (earnings before interest, taxes, depreciation and amortization), (xii) market share or market penetration, and (xiii) any combination of the foregoing, (2) may be in respect of the performance of the Company, any of its subsidiaries, any of its divisions or any combination thereof, (3) may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices), and (4) may be expressed in terms of a progression within a specified range.

(n)  "Performance Period" means the time period specified by the Committee at the time an Award is granted during which the Company's performance will be measured, as specified in the Award Agreement. The Performance Period used for such measurement with respect to any Participant may be unique to such Participant's Award (x) in certain cases involving the Participant's Termination of Employment with the Company as specified in the Award Agreement (or otherwise determine by the Committee), or (y) upon a Change of Control.

(o)  "Retirement" means an event by which the Participant, at or after age 65, or such earlier age as deemed by the Board, ceases to be an employee of the Company or a subsidiary or affiliated company and immediately after such event the Participant is not employed by the Company or any subsidiary or affiliated company.

(p)  "Share Price" means (i) if determined upon the conclusion of a Performance Period, with respect to the Company and each of the companies in the comparator group designated by the Committee, the average closing stock price over a 21-day trading period (including the 10 trading days immediately preceding and immediately following December 31 of the applicable year), (ii) if determined in connection with a Termination of Participant's employment with the Company, with respect to the Company and each of the companies in the comparator group designated by the Committee, the average closing stock price over a 21-day trading period (including the 10 trading days immediately preceding and immediately following the Termination date), or (iii) if determined after the occurrence of a Change in Control, the Change in Control Price.

(q)  "Target Award" means the amount payable to Participant, as stated in Participant's Award Agreement, upon achievement of the performance criteria established by the Committee.

(r)  "Termination" means any event by which the Participant ceases to be an employee of the Company or a subsidiary or affiliated company and immediately after such event the Participant is not employed by the Company or any subsidiary or affiliated company.

(s)  "Total Shareholder Return" or "TSR" means, with respect to the Company and each of the companies in the comparator group designated by the Committee, the total shareholder return (including dividends and adjustments) based on the applicable Share Price of the Company and each comparator company on December 31 of the relevant year of the Performance Period, or, in the event of a Termination or Change in Control, any other applicable measurement date.

3.  Administration.

(a)  Authority. The Plan shall be administered by the Committee (or any subcommittee thereof), which shall consist of not less than three directors of the Company designated by the Board of Directors in accordance with the Code of Regulations of the Company; provided, however, that no director shall be designated as or continue to be a member of the Committee unless such director shall at the time of designation and service be both (i) a "disinterested person" within the meaning of Rule 16b-3 of the Securities and Exchange Commission (or any successor provision at the time in effect) and (ii) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder by the Department of the Treasury. Grants of Awards may be recommended by the Committee either with or without consultation with employees, but, anything in this Plan to the contrary notwithstanding, the Committee shall have full authority to act in the matter of selection of all Participants and in recommending Awards to be granted to them.

(b)  The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to participate in this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations Under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its shareholders and all employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

(c)  Limitation of Liability. In the exercise of authority under the Plan, each member of the Committee (or the Board), and any person acting as a delegatee hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. Neither a member of the Board nor any person acting as a delegatee of the Board hereunder shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and each such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.  Eligibility. Awards may be granted only to employees who occupy key positions and whose performance can impact the Company's long-term success, as designated and approved by the Committee.

5.  Grants and Settlement of Awards.

(a)  Awards. Subject to the terms and conditions of the Plan, the Committee may select eligible employees to whom Awards shall be granted, the amount of such Award to be granted to each eligible employee, and specify the Performance Period to which such Award relates. To the extent that any Award is intended to qualify as Performance-Based Compensation, the value and right of payment to the Award shall be contingent upon the attainment within the Performance Period of a Performance Objective established in writing by the Committee by the earlier of (x) the date upon which 25% of the Performance Period has lapsed or (y) the date which is ninety (90) days after the commencement of the Performance Period and, in any event while the performance relating to the Performance Objectives remains substantially uncertain. The maximum Target Award that may be made to any Participant during any calendar year is $2,000,000. Whether a given employee who meets the eligibility requirements of Section 4 will be granted an Award for any Performance Period, and the amount of any Award that may be granted to any eligible employee for any Performance Period, shall be within the Committee's sole discretion. The Committee may consider an employee's past performance, current or future responsibility level, individual ability to impact the Company's future success, or any other circumstance deemed relevant in making such determination. Such grants and the circumstances considered by the Committee in making such determinations need not be the same or consistent for all or any identifiable group of employees, within a given Performance Period or otherwise.

(b)  Determination of Award Value. Upon conclusion of each Performance Period (or other relevant measurement date), the Committee will determine the value of each Participant's Award attributable to that Performance Period, as specified in the Award Agreement.

(c)  Settlement. Awards granted to any Participant who remains an employee of the Company or its subsidiaries or affiliates at the close of business on the final day of the Performance Period for which such Award was granted shall be valued by the Committee as of the final date of the Performance Period. Unless otherwise provided in the Award Agreement, in the event of Termination due to Participant's death, Disability, Retirement or without Cause by the Company, the value of such Award will be calculated on a pro-rata basis based upon performance results determined as of the Participant's Termination date. Payment equal to the Award value for such Performance Period (as calculated in accordance with the Award Agreement) will be made in cash or stock as soon as practicable following the date of determination of an Award's value, but in no event any later than 90 days from Participant's Termination date.

(d)  Forfeiture. Notwithstanding anything contained herein to the contrary, in the event a Participant's employment is terminated voluntarily by Participant or by the Company for Cause, any Award held by that Participant will be immediately forfeited and deemed worthless and all rights to payment immediately forfeited.

6.  General Provisions.

(a)  No Rights to Participate or Receive Awards or Payouts; No Rights as Stockholder. Until the Committee has determined to grant an Award to an eligible employee, no employee shall have any right to participate or receive a grant hereunder, and the granting of Awards hereunder shall not be construed as a commitment that any payout shall be made with respect to such Award except in accordance with the terms of the Plan. No Participant shall have any rights of a stockholder of the Company or any subsidiary as a result of the grant of any Award or otherwise under the Plan.

(b)  No Rights to Employment. Nothing contained in the Plan or in any documents related to the Plan, and no Award shall (i) confer upon any employee or Participant any right to continue as a Participant or in the employ of the Company or a subsidiary, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the right of the Company or a subsidiary to reduce such person's compensation, to change the position held by such person or to terminate the employment of such employee or Participant, with or without cause.

(c)  Non-Transferability. Awards and other rights under the Plan shall not be transferable by a Participant except upon a Participant's death by will or the laws of descent and distribution or to a Beneficiary, and shall not otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

(d)  Unfunded Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any amount payable to a Participant under the Plan, nothing contained in the Plan (or in any agreement or other documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the provisions of the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(e)  Tax Withholding. The Company and any subsidiary shall have the right to deduct from any cash amount deliverable hereunder an amount equal to any federal, state, local, or foreign taxes required to be withheld with respect to such payout.

(f)  Governing Law. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Ohio. If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

(g)  Amendment and Termination. The Committee may, at any time, terminate or, from time to time, amend, modify, or suspend the Plan and agreements under the Plan, provided that no such action shall materially and adversely affect the rights of a Participant with respect to previously granted Awards without the consent of such affected Participant. Unless earlier terminated hereunder, the Plan will terminate when the Company has no further obligations under the Plan.

(h)  Arbitration Clause. In the event any claim or dispute arised out of or relating to this Plan, or the breach thereof, and the Company and the Plan participants have not resolved such claim or dispute within 90 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall attempt to be settled by mediation through a mediator agreed upon by the parties for nonbinding, confidential mediation. If this is not successful, the dispute will be submitted to binding arbitration in Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator(s) selected according to such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

(i)  Effective Date. The Plan shall become effective as of February 14, 2001, for Performance Periods beginning on or after February 14, 2001.

STRUCTURAL DYNAMICS RESEARCH CORPORATION

2001 LONG-TERM PERFORMANCE PLAN

AWARD AGREEMENT

This 2001 Long-Term Performance Plan Award Agreement (the "Agreement") is made and entered into as of May 3, 2001, between Structural Dynamics Research Corporation, an Ohio corporation (the "Company") and _______________ (the "Participant") pursuant to the terms and conditions of the Structural Dynamics Research Corporation 2001 Long-Term Performance Plan, as amended (the "Plan"). Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

THE PARTIES AGREE AS FOLLOWS:

1.  Award. Pursuant to the Plan, the Company hereby grants the above named Participant a Target Award of $__________, subject to the terms and conditions set forth in this Agreement and the Plan, and to adjustment as provided in Section 2 hereof. A copy of the Plan has been delivered to the Participant. By signing below, the Participant agrees to be bound by all the provisions of the Plan. Each Award constitutes an unsecured promise of the Company to pay the amounts contemplated herein, and Participant as a holder of any Award has only the rights of a general unsecured creditor of the Company.

2.  Performance Evaluation.

(a)  Performance Periods. At the end of each Performance Period specified below (or other relevant measurement date in the event of certain Terminations or a Change of Control), the Target Award granted hereunder shall be subject to adjustment based upon the Committee's evaluation of the Company's performance against a peer group of 17 companies (set forth in Exhibit A), as determined by ranking the total shareholder return ("TSR") of the Company against the TSR for each of the companies comprising the peer group. Subject to Section 6 hereof, TSR shall be calculated during each of the following Performance Periods:

(i)  the 1-year period commencing January 1, 2001 and ending December 31, 2001;

(ii)  the 1-year period commencing January 1, 2002 and ending December 31, 2002;

(iii)  the 1-year period commencing January 1, 2003 and ending December 31, 2003; and

(iv)  the 3-year period commencing January 1, 2001 and ending December 31, 2003.

(b)  Performance Determination. At the conclusion of each Performance Period, the Committee shall rank the Company's performance against the peer group performance, and shall adjust the applicable amount of the actual Target Award payable to the Participant hereunder as follows:

Percentile Ranking	% of Target Award
> 75th	175%
61st - 75th	150%
40th - 60th	100%
25th - 39th	50%
< 25th	0%

The maximum amount that any Participant may receive is 175% of his or her Target Award.

(c)  Attribution of Awards. Subject to Sections 5 and 6 hereof, and the authority of the Committee in its discretion to provide for accelerated settlement of an Award, 25% of the Target Award (as adjusted) shall be attributable to each Performance Period specified in Section 2(a), and shall be payable to Participant within 90 days of the end of the Performance Period or, in the event of a Termination of employment or Change in Control of the Company, other applicable measurement date.

3.  Form of Settlement of Awards. Awards may be settled in cash or Company stock, such determination made by the Committee in its sole discretion. Unless otherwise determined by the Committee, no amount respecting any Award shall be payable to any Participant unless such Participant is employed with the Company on the final date of the Performance Period to which such payment relates.

4.  Restrictions. Except to the extent otherwise determined by the Committee, no Award shall be assignable or otherwise transferable by Participant other than by will or by the laws of descent and distribution and, unless otherwise provided by the Committee, during the life of Participant any elections with respect to a Award may be made only by Participant or Participant's guardian or legal representative.

5.  Termination of Employment.

(a)  In the event of Participant's termination of employment with the Company and all subsidiaries of the Company ("Termination") for death, Disability, or Retirement, or by the Company without Cause, (i) the Performance Period shall be deemed to have terminated on the Termination date and any Award granted hereunder shall be settled on a pro-rata basis, based upon the Share Price determined as of the Termination date, provided that no pro-rata payment shall be due regarding the 25% of Target Award attributable to the 3-year Performance Period commencing January 1, 2001 and ending December 31, 2003. Payment for such Award shall be made to Participant no later than 90 days after the Termination date.

(b)  In the event of Participant's Termination for any reason other than provided in Section 5(a), any Award granted hereunder shall be immediately canceled and Participant shall have no further rights with respect to such Award.

6.  Change of Control. Notwithstanding anything contained herein to the contrary, in the event of a Change of Control of the Company, the Performance Period shall be deemed to have terminated as of the Change of Control date, and Participant shall receive, within 90 days of the Change of Control date, a lump sum payment equal to the sum of the following (i) for the then-current 1-year Performance Period, 25% of Participant's Target Award times the Relative TSR Adjustment Factor for such period calculated based upon the Company's relative TSR through the Change of Control date from the date which commenced such Performance Period, plus (ii) Participant's Remaining Target Award times the Relative TSR Adjustment Factor for such period based upon the Company's relative TSR through the Change of Control date from the Plan Commencement Date, plus (iii) an amount equal to 250% of the amount specified in clause (ii) of this Section 6. For purposes of this Section 6, (x) "Remaining Target Award" means 25% times the number of Performance Periods that remain outstanding at the time of the Change in Control (but excluding the then-current Performance Period) times Participant's Target Award, (y) "Plan Commencement Date" means the initial date from which the Company's relative TSR performance under this Plan is measured, and (z) "Relative TSR Adjustment Factor" means the applicable factor derived from ranking the Company's relative TSR performance against the relevant peer group at the relevant time consistent with Sections 2 and 7 hereof.

7.  Composition of Peer Group. In the event that any company contained in the peer group against which the Company is measured is involved in any extraordinary transaction or other event that renders it impractical or impossible to determine TSR for such company, then such company shall be removed from the peer group by the Committee, and all future determinations with respect to the Company's performance shall be made by the Committee with all remaining companies that comprise the peer group, provided that the Committee shall have the right to replace such eliminated group for purposes of calculating the Company's TSR performance for any Performance Periods which have not yet commenced.

8.  Withholding Tax. Participant may be subject to withholding taxes as a result of delivery of shares of stock or payment of cash upon payment of Awards. Unless the Committee permits otherwise, Participant shall pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that the Company in its discretion determines result from such payments. Unless the Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Participant may make an election to have settlement of Awards withheld by the Company upon settlement thereof or to tender shares of Stock to the Company to pay the amount of tax that the Company in its discretion determines to be required so to be withheld by the Company, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Securities and Exchange Act of 1934, as amended. Any shares of Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Stock shall be valued at Fair Market Value on such date. Unless otherwise permitted by the Committee, the value of shares withheld or tendered may not exceed the required federal, state, local and foreign withholding tax obligations as computed by the Company.

9.  Governing Law. This Agreement shall be governed by the laws of the State of Ohio, without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STRUCTURAL DYNAMICS RESEARCH

CORPORATION

By:____________________________

Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

____________________________

Exhibit A

SDRC: Total Shareholder Return Plan

The group of comparator companies against which SDRC's performance is evaluated for each Performance Period is as follows:

Adobe Systems Incorporated

Agile Software Corporation

ANSYS, Inc.

Autodesk, Inc.

Ariba, Inc.

BEA Systems, Inc.

Dassault Systemes

MacNeal Schwendler

MatricOne, Inc.

Mechanical Dynamics, Inc.

Mercator

Novell, Inc.

Parametric Technology Corporation

Technomatix Technologies Ltd.

TIBCO Software Inc.

Unigraphics Solutions Inc.

Webmethods, Inc.